Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-133113) and related Prospectus of Cosi, Inc. for the registration of 5,837,563 shares of its common stock and to the incorporation by reference therein of our report dated March 18,2004 (except for Note 1, as to which the date is March 14, 2005), with respect to the consolidated financial statements for the year ended December 29, 2003, of Cosi, Inc, included in its Annual Report (Form 10-K) for the year ended January 2, 2006, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

New York, New York


June 14, 2006